Exhibit 99.1

NEWS RELEASE

November 14, 2017	OTCQX: DPDW

DEEP DOWN REPORTS THIRD QUARTER 2017 RESULTS

HOUSTON, November 14, 2017 /PRNewswire/ -- Deep Down, Inc. (OTCQX: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported financial results for the quarter ended September 30, 2017.

OPERATING RESULTS

For the third quarter of 2017, Deep Down reported a net loss of $0.7 million, or ($0.05) loss per diluted share, compared to net income of $1.0 million, or $0.06 per diluted share for the third quarter of 2016.

Revenues for the quarter ended September 30, 2017 were almost $3.5 million compared to revenues of $9.2 million for the quarter ended September 30, 2016. The $5.7 million (62 percent) decrease is primarily the result of delays in the commencement of certain customer projects, and fewer projects in process in 2017, coupled with the commencement of procurement and manufacturing activities on certain customer orders that resulted in higher than normal revenues in the three month period ended September 30, 2016.

Gross profit for the quarter ended September 30, 2017 was $1.0 million, or 30 percent of revenues, compared to $3.3 million, or 36 percent of revenues for the quarter ended September 30, 2016. The $2.3 million and 6 percentage point decrease in gross profit is directly related to our lower revenues during the quarter ended September 30, 2017.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges. Modified EBITDA loss for the quarter ended September 30, 2017 was ($0.9 million) compared to a Modified EBITDA of $1.5 million for the quarter ended September 30, 2016. The $2.4 million decrease is primarily attributable to our decrease in gross profit, as mentioned above.

At September 30, 2017, we had working capital of $9.5 million, including cash of just under $5.7 million.

Ronald E. Smith, Chief Executive Officer, stated, “While we are disheartened by delays in some key projects we will be working on, and the resulting disappointing results, we are cautiously optimistic that partnerships we are pursuing will provide material benefits for us in 2018 and beyond, even as we continue to engage with our existing and new customers on their projects. We are especially looking to take advantage of such partnerships to pursue opportunities in international markets, where there is an increase in the focus on local content regulations, in order to enhance local capacity.

We are continuing to engage in more discussions with different customers on what is commonly referred to as brownfield work, which is where operators seek to derive further benefit from their existing infrastructure, rather than develop new fields. We continue to view this as a growth opportunity for the company, especially as a mitigation for continued delays in new projects, and are making concerted efforts to enhance our market position in this area.

Our balance sheet continues to be strong, we continue to evaluate opportunities to optimize our cost structure, and we are continuing to engage with our customers as they make plans for their projects in 2018 and beyond. Through these efforts we remain strongly committed to creating the most value for our customers, shareholders and employees.”

1

EARNINGS CONFERENCE CALL

In connection with this earnings release, Deep Down will host its quarterly conference call on Wednesday, November 15, 2017 at 4:30 PM Eastern Time (3:30 PM Central Time). Interested investors are invited to dial the toll free number at (877) 303-6187 and provide the Conference ID: 6198156.

A replay of the call will be available one hour after the completion of the call through November 29, 2017.  To access the replay of the call dial (855) 859-2056 and provide the same Conference ID.

The call can also be accessed via the web by going to the Investor Relations section of the Company’s website at www.deepdowninc.com.

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowninc.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Justin Martin

Stonegate Securities, Inc.

martin@stonegateinc.com

Phone: (214) 987-4121

2

DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
(In thousands, except per share amounts)
Revenues	$3,470	$9,165	$14,458	$19,489
Cost of sales	2,436	5,868	8,117	12,817
Gross profit	1,034	3,297	6,341	6,672
Total operating expenses	2,343	2,323	7,233	7,689
Operating income (loss)	(1,309)	974	(892)	(1,017)
Total other income (expense)	580	10	714	1,019
Income (loss) before income taxes	(729)	984	(178)	2
Income tax expense	(5)	(5)	(15)	(16)
Net income (loss)	$(734)	$979	$(193)	$(14)
Net income (loss) per share, basic and diluted	$(0.05)	$0.06	$(0.01)	$–
Weighted-average shares outstanding, basic and diluted	14,695	15,493	15,074	15,534

Modified EBITDA data:
Net (loss) income	$(734)	$979	$(193)	$(14)
Deduct gain on sales of assets	(559)	–	(574)	(1,070)
(Deduct) add back interest (income) expense, net	(21)	(10)	(46)	51
Add back depreciation and amortization	412	483	1,204	1,295
Add back income tax expense, net	5	5	15	16
Add back share-based compensation	34	35	101	309
Modified (EBITDA Loss) EBITDA	$(863)	$1,492	$507	$587

Cash flow data:
Cash provided by (used in):
Operating activities			$208	$3,653
Investing activities			(1,244)	2,867
Financing activities			(1,474)	833

	September 30, 2017	December 31, 2016
	Unaudited
Balance sheet data:
Cash	$5,693	$8,203
Short term investment (certificate of deposit)	1,015	1,005
Current assets	11,562	17,094
Current liabilities	2,070	5,127
Working capital	9,492	11,967
Total assets	23,806	28,429
Total debt	–	–
Total liabilities	2,070	5,127
Stockholders' equity	21,736	23,302

3